PROMISSORY NOTE

$361,860.00                                              Scottsdale, Arizona
                                                         July 1, 1997

  FOR VALUE RECEIVED, the undersigned, Vista Laser Centers Of The
Southwest, Inc., a Nevada corporation, ("Maker"), promises to pay to the order of Casebeer Eye Centers, LTD., an Arizona corporation ("Holder"), at 15100 North 78th Way, Suite 201, Scottsdale, Arizona 85260, or at such other place as the Holder hereof may designate, in lawful money of the United States of America, the principal sum of Three Hundred Sixty-One Thousand Eight Hundred Sixty and O0/100 Dollars ($361,860.00), together with interest accrued thereon as provided below.

  This Note shall bear interest on the unpaid principal balance at the rate of eight percent (8%) per annum, simple interest. The principal amount of this Note and accrued interest thereon shall be payable on the first to occur of (i) June 30, 1999 or (ii) thirty (30) days following the date of closing of an offering of the securities of Maker or Vista Technologies, Inc. the net proceeds of which are not less than $2,000,000 (the "Due Date" ).

  If the payment of principal or interest on this Note shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of Arizona, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. This Note may be prepaid at any time prior to its maturity without penalty or premium.

  The failure by Maker make any installment payment when due under this Note, and any such failure remains unremedied for a period of ten (10) days after written notice thereof is given to Maker by the Bolder of this Note, shall be an "Event of Default" under this Note. Upon the occurrence of any Event of Default, the Holder of this Note, at Holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without further presentment, demand, protest or notice of dishonor, all of which are expressly waived by Maker. No delay on the part of Holder in exercising amy right hereunder shall operate as a waiver of such right under this Note. Maker agrees to pay all costs and expenses, including reasonable attorneys' fees, expended or incurred by the Holder in connection with the enforcement of this Note, the collection of any sums due hereunder, any action for declaratory relief in any way related to this Note, or the protection or preservation of any rights of the Holder hereunder.


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  Notwithstanding anything to the contrary in this Note, no rate of interest required under this Note shall exceed the maximum legal rate permitted under applicable law, and, if any such rate is found to exceed the maximum legal rate, the Maker shall be required to pay only the maximum legal rate.

  This Note shall be construed in accordance with the substantive laws of the State of Arizona.

                          Vista Laser Centers Of The Southwest, Inc.


                          By:     /s/ Larry F. Lang
                                  ----------------------------------

                          Title:  President
                                  ----------------------------------



                          Vista Technologies, Inc.


                          By:     /s/  Murray D. Watson
                                  ----------------------------------
                                  Murray D. Watson, President






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